Exhibit 99.1

Aptera Motors Partners with Launch Design to Accelerate Path to High-Volume Production

Carlsbad, CA — August 20, 2026 — Aptera Motors Corp. (Nasdaq: SEV), a solar mobility company, today announced a strategic investment by Launch Design (Shanghai Launch Automotive Technology Co., Ltd.), a design-for-manufacturing company with more than 3,000 employees, multiple production bases, and a portfolio of more than 400 vehicle models developed for automakers around the globe.

The partnership covers a production program valued at up to approximately $44 million (RMB 300 million) at current exchange rates, spanning assembly fixtures and tooling, vehicle testing, pilot production, and high-volume production work. Those first fixtures and parts are for Aptera’s first 40 production vehicles, which the companies are aiming to begin building in the fourth quarter of 2026.

The partnership also opens Launch’s international supplier network to Aptera, giving it access to parts and tooling at costs difficult to reach independently. Launch’s supply base is positioned to deliver finished subassemblies, not loose parts, directly to Aptera’s final assembly facility in California.

“This strategic investment enhances our resources, allowing us to bring proven design-for-manufacturing expertise and a global supply chain to Carlsbad without taking on the capital burden of building that expertise from scratch,” said Chris Anthony, Co-CEO of Aptera. “We expect Launch’s experience will shorten our path to high-volume production and reduce materials costs. We have already seen reductions in our projected bill of materials from the relationship, an early indication that the partnership is improving unit economics before the first production vehicle is built.”

“Launch’s reach extends well beyond manufacturing,” said Steve Fambro, Co-CEO of Aptera. “Their production bases and supplier relationships give us a practical way to plan for markets outside the United States in the future, where we believe the appetite for a highly efficient solar vehicle is significant.”

Aptera will pay two-thirds of approved program costs, with the remaining third (up to approximately $15 million) paid in warrants to purchase Aptera stock. The structure conserves Aptera’s cash as production scales and aligns Launch’s interests with Aptera’s success. Additional terms of the agreement and the warrants will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Aptera expects to fund its portion of the production program through existing capital resources, its previously announced financing arrangements, and future debt or equity financing.

About Aptera Motors Corp.

Aptera Motors Corp. (Nasdaq: SEV) is a solar mobility company driven by a mission to advance the future of efficient transportation. Its flagship vehicle is conceived to be a paradigm-shifting solar electric vehicle that leverages breakthroughs in aerodynamics, material science, and solar technology to pursue new levels of efficiency. As a public benefit corporation, Aptera is committed to building a sustainable business that positively impacts its stakeholders and the environment. Aptera is headquartered in Carlsbad, California. For more information, please visit www.aptera.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the anticipated benefits of Aptera’s partnership with Launch Design, including the expected value of the production program and the structure and timing of payments under the program, including the issuance of warrants; expectations regarding production timelines, cost efficiencies, bill of materials costs, and capital requirements, including the capital required to reach volume production; plans to scale production at Aptera’s Carlsbad facility; expectations regarding future expansion into international markets; and Aptera’s plans to continue executing its financing plan to fund its production ramp and work toward the start of production of its solar EV. Words such as “plans,” “expects,” “anticipates,” “intends,” “will,” “targets,” “believes,” and similar expressions, or the negative of these terms, are intended to identify forward-looking statements.

These forward-looking statements are based on Aptera’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, without limitation: risks related to Aptera’s ability to raise additional capital on acceptable terms or at all; risks associated with Aptera’s equity line of credit arrangement; risks related to the issuance of warrants to Launch under the agreement, including potential dilution to existing shareholders; fluctuations in currency exchange rates affecting the U.S. dollar value of amounts denominated in RMB; risks related to reliance on a single manufacturing partner and an international supply chain, including the risk that Launch does not perform as anticipated; risks related to tariffs, export controls, trade restrictions, or other changes in U.S. or international trade policy that could affect cross-border manufacturing arrangements; uncertainties inherent in scaling manufacturing operations; the risk that anticipated cost savings, capital reductions, or production timelines are not realized; and other risks detailed in Aptera’s filings with the SEC, including under the heading “Risk Factors” in its Registration Statement on Form S-1 and its subsequent periodic reports. Aptera’s ability to continue as a going concern is dependent on its success in raising additional capital and executing its business plan, as further described in its SEC filings. Aptera undertakes no obligation to update or revise any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Media Contact:

media@aptera.us

Investor Relations:

Aptera Motors Corp.

ir@aptera.us